Exhibit (a)(7)

                               SUPPLEMENT TO OFFER

                                 August 17, 2001

TO:          UNIT HOLDERS OF BRAUVIN REAL ESTATE FUND L.P. 4

SUBJECT:     INCREASE IN PRICE AND EXTENSION OF OFFER TO PURCHASE UNITS

Dear Unit Holder:

MP FALCON GROWTH FUND, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MP VALUE FUND 7, LLC; MP VALUE FUND 4, LLC; MP DEWAAY FUND, LLC; MORAGA FUND 1, L.P; MORAGA GOLD, LLC; MP INCOME FUND 13, LLC; STEVEN GOLD and PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND II, L.P. (collectively the "Purchasers") are extending their offer to purchase up to 4,770 Units of limited partnership interest (the "Units") in BRAUVIN REAL ESTATE FUND L.P. 4, a Delaware limited partnership (the "Partnership") AND ARE INCREASING THEIR PURCHASE PRICE TO:

                                  $120 per Unit


The expiration date of the offer has been extended to SEPTEMBER 17, 2001 (unless it is further extended).

If you have any questions or need assistance, please call the Depository at 800-854-8357.